COMPUTONE                                Press Contacts:   Keith H. Daniel
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       CORPORATION                                         Computone Corporation
                                                           +770-625-0000 - X1800
                                                           keithd@computone.com

For Immediate Release
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    COMPUTONE CORPORATION ANNOUNCES CHANGES TO ITS EXECUTIVE MANAGEMENT TEAM

ATLANTA, February 8, 2001 - Computone Corporation (OTC BB: CMPT), an IT pioneer and leader in connectivity products and remote access communications, announced several executive management changes. John Freitag, Computone's Chairman of the Board, has assumed the interim role of Chief Executive Officer, replacing Perry Pickerign. Two new executives have been added to expand the depth of Computone's management team. Mark Trimue has been appointed to the newly-created position of Executive Vice President of Sales and Marketing. E. Leo Bebeau has assumed the position of Executive Vice President and Chief Operating Officer. The Company is also in the final stages of filling the newly-created position of Chief Technology Officer and expects to make that announcement in the near future.

Mark Trimue brings back to Computone over twenty-two years of high-tech sales, marketing and teambuilding experience having held executive level sales, marketing and business development positions with Samna Corporation, Computone Corporation (1989 to 1992), Equinox Systems, Inc., Berkeley Software Design, Inc., and ClickSoftware, Inc. His prior tenure at Computone as Vice President of Sales coincided with a time of substantial sales success for the Company that included major OEM supplier business arrangements with companies including IBM(R), Data General(R), NCR(R), Compaq(R), Dell(R), and AT&T(R) as well as expanded international distribution.

E. Leo Bebeau brings back to Computone over twenty years of successful operations, marketing and finance experience. Leo has successfully founded and sold two technology companies. He held the position of Vice President of Operations and Marketing at Computone from 1987 to 1992 and has been an independent consultant for companies in facilities design and management, home health care, and medical accounting systems since 1992.

"I am pleased to welcome both Mark and Leo back to the Computone team. Each is extremely accomplished in his area of expertise," said Mr. Freitag. "They will draw on extensive industry knowledge, hands-on management experience and their proven track records in successfully growing technology businesses. Most importantly, as we develop our strategic plans for 2001 and beyond, I am confident their great understanding of our products and our markets will significantly contribute to our growth plans."

Computone Corporation (OTC BB: CMPT, www.computone.com) has been a pioneer and leader in the worldwide IT industry since 1984. Today, Computone designs, manufactures and markets a comprehensive line of intelligent servers used for secure remote network management, secure E-commerce, and remote access communications for Internet, LAN/WAN and Windows NT/SCO UNIX/Linux and other Open Systems.

This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

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